Exhibit (a)(1)(iv)

Offer to Purchase for Cash

by

AMC Networks Inc.

of

Up to $250 Million in Value of Shares of Its Class A Common Stock

At a Purchase Price Not Greater than $26.50 per Class A Share

Nor Less than $22.50 per Class A Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, OCTOBER 14, 2020, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

September 16, 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

AMC Networks Inc., a Delaware corporation (“AMC Networks”), has appointed us to act as Joint Dealer Managers in connection with its offer to purchase for cash up to $250 million in value of shares of its Class A common stock, $0.01 par value per share (the “Class A Shares”), at a price not greater than $26.50 nor less than $22.50 per Class A Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 16, 2020 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

AMC Networks will, upon the terms and subject to the conditions of the Offer, determine a single per Class A Share price that it will pay for Class A Shares properly tendered and not properly withdrawn from the Offer, taking into account the number of Class A Shares so tendered and the prices specified, or deemed specified, by tendering stockholders. AMC Networks will select the lowest purchase price, not greater than $26.50 nor less than $22.50 per Class A Share, that will allow it to purchase $250 million in value of Class A Shares, or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if based on the Final Purchase Price (defined below), Class A Shares having an aggregate value of less than $250 million are properly tendered and not properly withdrawn, AMC Networks will buy all Class A Shares properly tendered and not properly withdrawn. The price AMC Networks will select is sometimes referred to as the “Final Purchase Price.” Only Class A Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the “odd lot” priority, proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Class A Shares, regardless of any delay in making such payment. All Class A Shares acquired in the Offer will be acquired at the Final Purchase Price. AMC Networks reserves the right, in its sole discretion, to change the per Class A Share purchase price range and to increase or decrease the value of Class A Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), AMC Networks may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without amending or extending the Offer.

AMC Networks reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Class A Shares having an aggregate value in excess of $250 million, or such greater amount as AMC Networks may elect to pay, subject to applicable law, have been validly tendered, and not properly withdrawn before the Expiration Date, at prices at or below the Final Purchase Price, AMC Networks will accept the Class A Shares to be purchased in the following order of priority:

(i) from all odd lots of less than 100 Class A Shares at the Final Purchase Price from stockholders who validly tender all of their Class A Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

(ii) after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions, from all stockholders who properly tender Class A Shares at or below the Final Purchase Price, on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase and with appropriate adjustment to avoid purchases of fractional Class A Shares; and

(iii) only if necessary to permit AMC Networks to purchase $250 million in value of Class A Shares (or such greater amount as AMC Networks may elect to pay, subject to applicable law), from holders who have tendered Class A Shares at or below the Final Purchase Price subject to the condition that a specified minimum number of the holder’s Class A Shares be purchased if any Class A Shares are purchased in the Offer as described in the Offer to Purchase (for which the condition was not initially satisfied) by random lot, to the extent feasible.

To be eligible for purchase by random lot, stockholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares. Therefore, it is possible that AMC Networks will not purchase all of the Class A Shares tendered by a stockholder even if such stockholder tenders its Class A Shares at or below the Final Purchase Price. Class A Shares tendered at prices greater than the Final Purchase Price and Class A Shares not purchased because of proration provisions will be returned to the tendering stockholders at AMC Networks’ expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on the receipt of financing or any minimum number of Class A Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

For your information and for forwarding to those of your clients for whom you hold Class A Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Offer to Purchase;

2.	The Letter of Transmittal for your use and for the information of your clients, including an IRS Form W-9;

3.

Notice of Guaranteed Delivery to be used to accept the Offer if the Class A Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.

A letter to clients that you may send to your clients for whose accounts you hold Class A Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	A return envelope addressed to Equiniti Trust Company, as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF WEDNESDAY, OCTOBER 14, 2020, UNLESS THE OFFER IS EXTENDED.

For Class A Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Class A Shares, or confirmation of receipt of such Class A Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 Midnight, New York City time, at the end of Wednesday, October 14, 2020 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or (2) stockholders whose certificates for Class A Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

AMC Networks will not pay any fees or commissions to brokers, dealers, commercial banks or trust companies or other nominees (other than fees to the Joint Dealer Managers and the Information Agent, as described in Section 15 of the Offer to Purchase) for soliciting tenders of Class A Shares pursuant to the Offer. AMC Networks will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Class A Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of AMC Networks, the Joint Dealer Managers, the Information Agent or the Depositary for purposes of the Offer. AMC Networks will pay or cause to be paid all stock transfer taxes, if any, on its purchase of the Class A Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.

Any questions or requests for assistance may be directed to the Joint Dealer Managers or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. You may request additional copies of enclosed materials and direct questions and requests for assistance to the Information Agent, D.F. King & Co., Inc., at: (212) 269-5550.

Very truly yours,

BofA Securities, Inc. and Citigroup Global Markets Inc.

Enclosures

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF AMC NETWORKS, THE JOINT DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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